                                                                    EXHIBIT 99.1


                                     Index
                                     -----

                                                                                                         Page
                                                                                                         ----
Management's Discussion and Analysis of Financial Condition and Results of Operations.                     1

Financial Statement Schedules                                                                            F-2

                        CASINO MAGIC OF LOUISIANA CORP.
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


Results of Operations:

For the three months ended March 31, 2000 compared to the three months ended
----------------------------------------------------------------------------
March 31, 1999:
---------------

Gaming revenues increased by $4.9 million or 15.2% to $37.3 million for the first quarter of 2000 compared to $32.4 million for the first quarter of 1999. During this period table game revenue grew by $0.6 million and slot revenue grew by $4.3 million compared to the first quarter of 1999. The increase is primarily a result of improvement in the food and beverage facilities, upgrading of product mix in slot machines, and targeted marketing programs. The Bossier City/Shreveport, Louisiana gaming market (as measured by taxable gaming receipts) grew $18.4 million over first quarter last year or 11.9%. Casino Magic of Louisiana Corp.'s dockside riverboat casino ("Casino Magic-Bossier City") taxable gaming receipts increased 12.5% over the same comparative period, decreasing its market share by approximately 2.1%. Non-gaming revenues (food and beverage and hotel operations net of complimentaries) decreased $134 thousand over the comparable periods principally as a result of a decrease in mail offers. Other operating income increased $250 thousand for the first quarter of 2000 compared to the first quarter of 1999 as a result of the increase in gaming revenue which directly attributed to the increase in commissions and retail revenues.

Total costs and expenses during the first quarter of 2000 were $30.4 million compared to $27.3 million in the first quarter of 1999, a cost increase of $3.1 million or 11.4%. Casino costs increased $2.6 million or 15.8% over the comparative period. This increase was generally due to increased taxes on marginal gaming revenues (23.9% tax rate) and increases in the cost of slot club points with respect to triple points awarded on Tuesdays in some months, and other promotional expenses. Other operating costs and expenses decreased by $41 thousand or 25.5% over the prior year primarily due to cost savings in the gift shop. Advertising and marketing expenses decreased by $62 thousand or 1.7% over first quarter 1999. Marketing costs for the first quarter 2000 were only 9.0% of net revenues compared to 10.5% in the same period of 1999. Marketing strategy in the first quarter of 1999, although effective, required more promotional costs to drive business. General and administrative expenses increased $226 thousand or 10.5% over the comparative period due primarily to an increase in human resources recruitment and training costs. Property operation expenses increased $221 thousand or 16.9% as a result of increased maintenance and utility costs associated with the new facilities. Depreciation increased $205 thousand or 10.9% as a result of the increased cost of the new facilities.

Casino Magic-Bossier City earned an operating profit of $8.5 million for the first quarter of 2000 versus $6.5 million in the first quarter of 1999, an improvement of $2.0 million or 30.8%. There was no income tax provision or benefit for the first quarter of 2000 or the first quarter of 1999. The Company is included in a consolidated group subject to a tax-sharing agreement between itself and affiliated companies. The difference between the 0% effective rate and the statutory rate of 35% is due to a net operating loss carry forward in excess of current taxable income. Casino Magic-Bossier City registered net income of $2.9 million in the first quarter of 2000 compared to a net income of $1.1 million for the first quarter of 1999.

Liquidity and Capital Resources:
--------------------------------

At March 31, 2000, the Company had unrestricted cash and cash equivalents of $22.2 million compared to unrestricted cash and cash equivalents of $10.1 million at March 31, 1999. For the three months ended March 31, 2000, the Company generated $1.7 million of cash flow from operating activities and spent $447 thousand for acquisitions of property and equipment. Casino Magic-Bossier City recognized cash flows in the first quarter of 2000 from financing activities of $730 thousand, attributed mainly to the pay off of debt, offset by an increase in accrued management fees.

The Company completed construction of a 188-room hotel and related amenities, including restaurants and beverage service in December 1998. The construction of the hotel and amenities of approximately $21 million has substantially increased income from operations. Management believes that cash at March 31, 2000 and cash flows from operations will be sufficient to service its operating needs and debt service through at least the next twelve months, although no assurances can be given.

In August 1996, the Company issued $115 million in aggregate principal amount of 13% Louisiana First Mortgage Notes (of which, $2.1 million was tendered in December 1998 in connection with a change of control purchase offer made by Pinnacle Entertainment, Inc., the new parent of Casino Magic-Bossier City - see note 1 of Notes to Financial Statements) with contingent interest at 5% of the Company's adjusted consolidated cash flow (as defined under the indenture governing the notes). On February 14, 2000, $2.1 million of accrued contingent interest as of December 31, 1999, was paid in connection with the scheduled interest payment of $7.3 million on that date. This payment included all accrued but unpaid interest as of February 14, 2000. As of March 31, 2000, contingent interest was $514 thousand (see Note 2 to the notes to financial statements).

The First Mortgage Notes are governed by the Louisiana Indenture. The Louisiana Indenture pursuant to which the First Mortgage Notes have been issued contains certain covenants that limit the Company to, among other things, incur additional indebtedness and issue preferred stock, pay dividends, make investments or make other restricted payments, incur liens, enter into mergers or consolidations, enter into transactions with affiliates or sell assets.

                         Index to Financial Statements
                         -----------------------------

Contents                                                                                 Pages
                                                                                         -----
Statements of Operations for the three months ended March 31, 2000 and 1999              F-2

Condensed Balance Sheets as of March 31, 2000 and December 31, 1999                      F-3

Condensed Statements of Cash Flows for the three months ended March 31, 2000 and 1999    F-4

Condensed Notes to Financial Statements                                                  F-5

                        CASINO MAGIC OF LOUISIANA CORP
                           STATEMENTS OF OPERATIONS
                           (in thousands, unaudited)


                                         For the Three Months Ended March 31,
                                         ------------------------------------
                                            2000                   1999
                                            ----                   ----
Revenues:
 Casino                                  $  37,325               $  32,398
 Food and beverage                             626                     648
 Hotel operations                              450                     562
 Other operating income                        429                     179
                                         ---------               ---------
               Total revenues               38,830                  33,787
                                         ---------               ---------
Costs and expenses:
 Casino                                     19,121                  16,513
 Food and beverage                             698                     736
 Hotel                                         232                     294
 Other operating costs and expenses            120                     161
 Advertising and marketing                   3,484                   3,546
 General and administrative                  2,379                   2,153
 Property operation and maintenance cost     1,530                   1,309
 Rents, property taxes and insurance           695                     686
 Depreciation and amortization               2,094                   1,889
                                         ---------               ---------
               Total costs and expenses     30,353                  27,287
                                         ---------               ---------
Income from operations                       8,477                   6,500
                                         ---------               ---------
Other (income) expenses:
 Interest expense                            4,421                   4,308
 Interest income                              (102)                    (64)
 Loss on disposal of assets                      -                      78
 Other expense                               1,236                   1,125
                                         ---------               ---------
               Total other expenses          5,555                   5,447
                                         ---------               ---------
Income before income taxes                   2,922                   1,053
Income tax expense                               -                       -
                                         ---------               ---------
Net income                               $   2,922               $   1,053
                                         =========               =========


See notes to financial statements.

                        CASINO MAGIC OF LOUISIANA CORP.
                           CONDENSED BALANCE SHEETS
                       (in thousands, except share data)


                                                                            March 31,                      December 31,
                                                                              2000                             1999
                                                                         ---------------                  ---------------
      ASSETS                                                                (unaudited)
Current Assets:
      Cash and cash equivalents                                          $        22,195                  $        20,249
      Other current assets                                                         2,407                            1,767
                                                                         ---------------                  ---------------
         Total current assets                                                     24,602                           22,016

Property and Equipment, net                                                       87,178                           88,425

Other Long-Term Assets:
      Deferred gaming license                                                     34,443                           34,843
      Debt issuance costs, net                                                     2,776                            2,984
      Deposits and other assets                                                      113                              130
                                                                         ---------------                  ---------------
         Total other long-term assets                                             37,332                           37,957
                                                                         ---------------                  ---------------
                                                                         $       149,112                  $       148,398
                                                                         ===============                  ===============

       LIABILITIES AND SHAREHOLDER'S EQUITY

Current Liabilities:
      Current maturities of long-term debt                               $            50                  $           348
      Accounts payable                                                             5,224                            5,348
      Accrued expenses                                                             4,063                            3,211
      Accrued interest (including $203 and $862 at March 31,
         2000 and December 31, 1999 respectively due affiliates)                   2,925                            8,169
      Accrued payroll and related benefits                                         4,069                            2,667
      Accrued progressive gaming liabilities                                         442                              251
      Other current liabilities                                                        3                                3
                                                                         ---------------                  ---------------
         Total current liabilities                                                16,776                           19,997

Other long-term liabilities due affiliates                                         8,226                            7,198

Long-term debt, net of current maturities                                        122,612                          122,627

Shareholder's Equity (Accumulated Deficit):
      Common stock, no par value, 10,000 shares authorized
         1,000 shares issued and outstanding at March 31, 2000
         and December 31, 1999                                                         1                                1
      Additional paid-in capital                                                  22,353                           22,353
      Accumulated deficit                                                        (20,856)                         (23,778)
                                                                         ---------------                  ---------------
         Total shareholder's equity (accumulated deficit)                          1,498                           (1,424)
                                                                         ---------------                  ---------------
                                                                         $       149,112                  $       148,398
                                                                         ===============                  ===============

See notes to financial statements.

                        CASINO MAGIC OF LOUISIANA CORP.
                      CONDENSED STATEMENTS OF CASH FLOWS
                           (in thousands, unaudited)

                                                                                       For the Three Months Ended March 31,
                                                                                       ------------------------------------
                                                                                          2000                      1999
                                                                                          ----                      ----
Cash Flows From Operating Activities:
Net income                                                                             $   2,922                  $   1,053
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
           Depreciation and amortization                                                   2,094                      1,889
           Loss on disposal of assets                                                          -                         78
           Amortization of debt issuance costs                                              (208)                      (280)
           Increase in prepaid expenses                                                     (364)                      (174)
           Increase in notes and accounts receivable, net                                   (358)                       (36)
           Decrease in other current assets                                                  499                        450
           Decrease in accounts payable                                                     (124)                      (812)
           Increase in accrued expenses                                                      852                        376
           Decrease in accrued interest                                                   (5,244)                    (3,310)
           Increase in accrued payroll and related benefits                                1,402                        385
           Increase in accrued progressive gaming liabilities                                191                        140
                                                                                       ------------------------------------
              Net Cash Provided by Operating Activities                                    1,662                       (241)
                                                                                       ------------------------------------
Cash Flows From Investing Activities:
           Proceeds from sale of property and equipment                                        -                          7
           Acquisition of property and equipment                                            (447)                      (773)
                                                                                       ------------------------------------
              Net Cash Used by Investing Activities                                         (447)                      (766)
                                                                                       ------------------------------------
Cash Flows From Financing Activities:
           Principal (payments on) increase in notes payable and long-term debt             (298)                     1,493
           Increase in other long-term liabilities                                         1,028                        845
                                                                                       ------------------------------------
              Net Cash Provided by Financing Activities                                      730                      2,338
                                                                                       ------------------------------------
Net Increase in Cash and Cash Equivalents                                                  1,946                      1,331

Cash and Cash Equivalents, Beginning of Period                                            20,249                      8,731
                                                                                       ------------------------------------
Cash and Cash Equivalents, End of Period                                               $  22,195                  $  10,062
                                                                                       ====================================

See notes to financial statements.

                        CASINO MAGIC OF LOUISIANA CORP.
                    CONDENSED NOTES TO FINANCIAL STATEMENTS

1.  Summary of Significant Accounting Policies:

Organization and basis of presentation:
On May 13, 1996 ("Inception"), Jefferson Casino Corporation ("Jefferson Corp." or the "Company"), a Louisiana corporation and a wholly-owned subsidiary of Casino Magic Corp. ("Casino Magic"), commenced development stage activities by acquiring all of the outstanding capital stock of Crescent City Capital Development Corporation, a Louisiana corporation. Immediately following the acquisition of Crescent City Capital Development Corporation ("Crescent City"), the name was changed to Casino Magic of Louisiana Corp. ("Louisiana Corp."). Louisiana Corp. has developed a dockside riverboat casino and entertainment complex in Bossier City, Louisiana ("Casino Magic-Bossier City"). Casino Magic-Bossier City opened on October 4, 1996. Effective October 15, 1998, Casino Magic Corp. became a wholly owned subsidiary of Pinnacle Entertainment, Inc. (formerly Hollywood Park, Inc.) ("Pinnacle").

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The accompanying unaudited condensed financial statements contain all adjustments which are, in the opinion of management, necessary for a fair statement of the results of the interim periods. The results of operations for the interim periods are not indicative of results of operations for an entire year. It is suggested that these financial statements be read in conjunction with the audited financial statements and the notes thereto included in the Company's Form 8-K for the year ended December 31, 1999 filed on form 8-K dated April 17, 2000. Certain reclassifications have been made to 1999 amounts to conform with the March 31, 2000, presentation.

2.  Long-Term Debt:

Long-term debt at March 31, 2000 and December 31, 1999 consisted of the following (in thousands):

                                          March 31,        December 31,
                                       ------------        ------------
                                            2000               1999
                                       ------------        ------------

Equipment contracts (a)                  $       24          $      333
Other (b)                                        19                  24
Other, due to affiliates (c)                  9,744               9,743
Louisiana First Mortgage Notes (d)          112,875             112,875
                                       ------------        ------------
                                            122,662             122,976
Less current maturities                         (50)               (348)
                                       ------------        ------------
                                         $  122,612          $  122,627
                                       ============        ============

(a) Consists of one note collateralized by equipment payable in eighteen monthly installments of approximately $10,000 bearing interest at 10.75% with a final payment due in August 2000.

(b) Consists of various collateralized notes payable through the year 2001. The interest rates on those notes vary from 9.6% to 12.95%.

(c) Consists of four promissory notes payable to affiliates - two payable to Casino Magic Corp. and two payable to Casino Magic Management Services. Approximately $7,244,000 of these notes originated in 1998, and $2,500,000 originated in 1999. The notes bear interest at 8.25%, which is being accrued, but not currently being paid. Principal and interest are due in full 36 months from the date of each note.

(d) In August 1996, the Company issued $115,000,000 13% First Mortgage Notes due 2003 with contingent interest ("First Mortgage Notes"), with contingent interest equal to 5% of Casino Magic-Bossier City's adjusted consolidated cash flow. Payment of all or a portion of any installment of contingent interest may be deferred, at the option of Casino Magic-Bossier City, if, and only to the extent that, (i) the payment of such portion of contingent interest will cause Casino Magic-Bossier City's adjusted fixed charge coverage ratio (as defined in the Louisiana Indenture) for Casino Magic-Bossier City's most recently completed reference period prior to such interest payment date to be less than 1.5 to 1.0 on a pro forma basis after giving effect to the assumed payment of such contingent interest and (ii) the principal amount of the First Mortgage Notes corresponding to such contingent interest has not then matured and become due and payable (at stated maturity, upon acceleration, upon redemption, upon maturity of a repurchase obligation or otherwise). The aggregate amount of contingent interest payable in any semiannual period will be reduced pro rate for reductions in the outstanding principal amount of notes prior to the close of business on the record date immediately preceding such payment of contingent interest. Contingent interest as of March 31, 2000 and December 31, 1999 was $514,079 and $1,672,636, respectively.

     The First Mortgage Notes are secured by a first priority security interest, subject to permitted liens, in substantially all of the existing and future assets of Casino Magic-Bossier City, including the Riverboat and substantially all of the other assets that comprise Casino Magic-Bossier City. The Jefferson Corp. Guarantee will be secured by a pledge of all the capital stock of Casino Magic of Louisiana Corp. a wholly owned subsidiary of Jefferson Corp.

     The First Mortgage Notes are governed by the Louisiana Indenture. The Louisiana Indenture contains certain covenants limiting Casino Magic-Bossier City from engaging in lines of business other than the current gaming operations at Casino Magic-Bossier City and incidental related activities, to borrow funds or otherwise become liable for additional debt, to pay dividends, issue preferred stock, make investments and certain types of payments, to grant liens on its property, enter into mergers or consolidations, or to enter into certain specified transactions with affiliates.

     The Louisiana First Mortgage Notes are redeemable at the option of the Company in whole or in part, on or after August 15, 2000, at a premium to face amount, plus accrued interest, as follows:

     Through August 15,
       2000                             106.500%
       2001                             104.332%
       2002                             102.166%

3.  Pinnacle's Proposed Merger:

On March 8, 2000, Pinnacle announced it had received a proposal pursuant to which an affiliate of Harveys Casino Resorts ("Harveys") would acquire all of the outstanding shares of Pinnacle common stock. Pinnacle's Board of Directors formed a special committee (which committee excluded certain management board members) (the "Special Committee") to evaluate and negotiate the proposal. Harveys is an affiliate of Colony Capital, Inc., a private investment firm.

On April 17, 2000, Pinnacle entered into a definitive agreement with PH Casino Resorts ("PHCR"), a newly formed subsidiary of Harveys, and Pinnacle Acquisition Corporation ("Pinnacle Acq. Corp."), a newly formed subsidiary of PHCR, pursuant to which PHCR would acquire by merger all of the outstanding capital stock of Pinnacle (the "PHCR Merger Agreement"). The proposed merger received the unanimous approval of both the Special Committee and the Board of Directors of Pinnacle (the "Proposed Merger"). In the Proposed Merger, Pinnacle Acq. Corp. would merge into Pinnacle. In addition, in connection with the Proposed Merger, Harveys (like Pinnacle) would become a wholly owned subsidiary of PHCR.

Upon closing of the Proposed Merger, PHCR will acquire all of the outstanding stock of Pinnacle for $24 per fully diluted share in cash, plus up to an additional $1 per fully diluted share in cash, which amount is contingent upon the sale of Pinnacle's 97 acres of surplus land in Inglewood, California for net after tax proceeds of at least $40,750,000 by December 31, 2001. In the event the 97 acres are sold prior to December 31, 2001 for after tax proceeds of less than $40,750,000 but more than $13,054,000, the $1 per fully diluted share will be reduced proportionately. In the event the 97 acres are not sold by December 31, 2001, or have been sold, but at a price less than or equal to $13,054,000, then Pinnacle stockholders would not be entitled to any additional payment.

Consummation of the merger is subject to, among other things, (a) senior management contributing $50,000,000 of Pinnacle equity to PHCR and maintaining an on-going role within PHCR; (b) regulatory approvals in the various jurisdictions in which Pinnacle and Harveys conduct gaming operations; (c) approval by a majority of Pinnacle's stockholders; (d) completion of PHCR's financing for the transaction (which customary bank commitment and high yield "highly confident" letters have been received by PHCR), and (e) satisfaction of other conditions precedent, including completion of Pinnacle's pending casino and race track assets sales (see Pinnacle's Quarterly Report on Form 10-Q for the three months ended March 31, 2000) and the opening of Pinnacle's "Belterra Resort and Casino" (currently under construction in Southern Indiana) substantially in accordance with its current budget not later than September 15, 2000. The Proposed Merger is expected to close in the fourth quarter of 2000.